EXHIBIT 99.1

SHAREHOLDER UPDATE OF LZG INTERNATIONAL, INC.

Issued Pursuant to the Stipulation and Agreement of Settlement in Carey et al. v. Moe et al., Case No. 2024-019773-CA-01 (Fla. 11th Jud. Cir. Ct.)

On June 15, 2026, the Court entered its Order and Final Judgment approving the Stipulation and Agreement of Settlement dated May 21, 2026, in Carey et al. v. Moe et al., Case No. 2024-019773-CA-01, pending in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida (the “Court-Approved Settlement”).  This Shareholder Update is issued pursuant to the Court-Approved Settlement.

LZG has no operations, and its liabilities substantially exceed its assets.

LZG International, Inc. (“LZG”) has no operations and no revenue.  As required by the Court-Approved Settlement, this Shareholder Update refers to the Statement of Liabilities prepared under the Court-Approved Settlement as of May 25, 2026, which at that time estimated LZG’s known liabilities at approximately $12,881,640 and did not include contingent liabilities, including the disputed claim of Genius Group Ltd. based on an arbitration award that has not been confirmed.  LZG’s liabilities substantially exceed its assets.  LZG’s remaining funds are limited.

The Board considered each alternative available to LZG.

The Board considered an assignment for the benefit of creditors, dissolution, the appointment of a custodian or receiver, and a petition under Chapter 7 or Chapter 11 of the Bankruptcy Code.  LZG has no operating business to reorganize under Chapter 11, and dissolution, a custodianship or receivership, or a Chapter 7 liquidation would each cost more than an assignment for the benefit of creditors and reduce the funds available to LZG’s creditors.

The Board has determined that LZG has no practical alternative but to wind down its affairs.

Based on its assessment of those alternatives, the Board has determined that LZG has no practical alternative but to wind down its affairs.

The Board recommends an assignment for the benefit of creditors.

The Board recommends that LZG make an assignment of all of its assets for the benefit of its creditors under Chapter 727, Florida Statutes, because an assignment is the most cost-effective and orderly means of maximizing the recovery available to LZG’s creditors.  Shareholders will receive further materials regarding the approval of the assignment.

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LZG will consent to the revocation of the registration of its common stock.

LZG has not filed a periodic report with the Securities and Exchange Commission since its Form 10-Q for the period ended February 28, 2023.  On September 3, 2026, the Commission instituted a proceeding under Section 12(j) of the Securities Exchange Act of 1934 to suspend or revoke the registration of LZG’s common stock (Administrative Proceeding File No. 3-22695).  Bringing LZG’s filings current would require audited financial statements for several years, at a cost LZG cannot fund without diverting money otherwise available to its creditors.  The Board has therefore determined that LZG will consent to the revocation of the registration of its common stock.  After revocation, LZG will no longer file periodic reports with the Commission, and brokers and dealers will not be permitted to effect transactions in LZG’s common stock.

Forward-looking statements.

This update contains forward-looking statements. These statements reflect the Board’s current views and involve risks and uncertainties, and actual results may differ materially.

John New, Sole Director

Dated:  _________________

Questions regarding this Update may be directed to counsel for the Company:

Tom M. Fini

Catafago Fini LLP

One Grand Central Place

60 East 42nd Street, 47th Floor

New York, New York 10165

Cell:  917-561-4143

tom@catafagofini.com

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